Exhibit 2

Suite 920-475 West Georgia Street Vancouver, BC V6B 4M9	Tel: 1-604-689-0234 Fax: 1-604-688-0094

FOR IMMEDIATE RELEASE

PERU COPPER REPORTS ON STATUS OF WARRANT EXERCISES

Vancouver, British Columbia, Canada, February 27, 2006 - Peru Copper Inc. (TSX:PCR, PCR.WT / AMEX:CUP, CUP.WS / LIMA BOLSA:CUP) (“Peru Copper” or the “Company”) announced today that as of February 23, 2006, a total of 5,091,195 of its publicly traded warrants (out of an aggregate of 21,863,659) exercisable at a price of US$2.00 per share have been exercised resulting in additional cash to the Company of US$10,182,390.

The Warrants trade on both the Toronto Stock Exchange (PCR.WT) and the American Stock Exchange (CUP.WS). The closing price of the Company’s common shares on Friday February 24th, 2006 was U$3.39 on the American Stock Exchange and C$3.90 on the Toronto Stock Exchange.

A TOTAL OF 16,772,464 WARRANTS REMAIN TO BE EXERCISED BEFORE THEIR EXPIRATION AT 5 P.M. (TORONTO TIME) ON MARCH 18, 2006 (THE “EXPIRY DATE”). THE COMPANY WILL NOT BE EXTENDING THE EXPIRY DATE. If all the remaining 16,772,464 Warrants are exercised, the Company will receive additional cash of US$33,544,928, which will be used for general corporate purposes.

In addition, each Warrant originally issued to or for the benefit of a US Person and the underlying common shares issuable on exercise of those Warrants bore a US restrictive legend (“US Legend”). It is important to note that the Company filed a F-1 Registration Statement with the United States Securities and Exchange Commission which became effective on April 15, 2005 and which had the effect of removing the US Legend from those Warrants and the underlying securities and making them freely tradeable.

On February 9th, 2006 the Company announced the results of a pre-feasibility study that indicate an estimated average annual production rate of 272,788 tonnes of copper and 5,387 tonnes of molybdenum for 21 years, the project pre-feasibility study estimates a Net Present Value (NPV) of US$814 million from commencement of construction and an after-tax Internal Rate of Return (IRR) of 16.0%.

The pre-feasibility study was based on an independent resource estimate announced on October 5, 2005 which estimate includes 1.8 billion tonnes of measured and indicated mineralized material at an average copper equivalent of 0.68%, including an additional 241 million tonnes of inferred material at an average copper equivalent grade of 0.57%.

On January 18th, 2006 the Company announced that J. David Lowell, a founder of the Company, Executive Chairman, and a member of the Company’s Board of Directors, exercised all of his common share purchase warrants in exchange for 1,180,000 common shares, resulting in an equity investment of U$2,360,000 in the Company. With this purchase, Mr. Lowell’s ownership stake in Peru Copper is 15,340,000 common shares or 15% of the Company’s outstanding common shares.

The Company also wishes to report that Geoffrey Loudon, one of the Company’s founders, has exercised all of his common share purchase warrants in exchange for 988,333 common shares, resulting in an additional equity investment by Mr. Loudon of US$1,976,666 in the Company.

On November 7th, 2005 the Company announced that it retained UBS Investment Bank as its financial advisor to assist the Company in evaluating strategic alternatives to maximize shareholder value from its Toromocho Copper Project.

For additional information on how to exercise the Warrants and the removal of the US Legend (if applicable), please refer to the Company’s Special Notice to Warrantholders at www.sedar.com which the Company posted on SEDAR February 22, 2006. This information is also available on the Company’s website. For further details you may also call Christine Gregory, Legal Administrator, at Peru Copper Inc., at 604-628-1107.

Peru Copper is involved in the acquisition and exploration of potentially mineable deposits of copper in Peru. On June 11, 2003, Peru Copper entered into the Toromocho Option Agreement (“Toromocho Option”) with Empresa Minera del Centro del Peru S.A. (“Centromin”), a Peruvian state-owned mining company, whereby Centromin granted the Company the option to acquire its interest in the mining concessions and related assets of the Toromocho Project.

For further information please contact Patrick De Witt, Director of Investor Relations at (604) 689-0234 or patrick@perucopper.com.

Cautionary Note to U.S. Investors—The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “mineral deposit”, that the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form F-1 Registration Statement, File No. 333-121527, which may be secured from us, or from the SEC’s website at http://www.sec.gov/edgar.shtml.

Forward-Looking Statements:

This news release contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation. Forward-looking statements include, but are not limited to, statements with respect to the future price of copper and molybdenum, the timing of exploration activities, the mine life of the Toromocho Project, the economic viability and estimated internal rate of return of the Toromocho Project, the estimation of mineral reserves and mineral resources, the results of drilling, estimated future capital and operating costs, future stripping ratios, projected mineral recovery rates and Peru Copper’s commitment to, and plans for developing, the Toromocho Project. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “can”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Peru Copper to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: risks related to the exploration and potential development of the Toromocho Project, risks related to international operations, the actual results of current exploration activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of copper, silver, molybdenum and gold, as well as those factors discussed in the section entitled “Risk Factors” in the Form F-1 as on file with the Securities and Exchange Commission in Washington, D.C. and in the section entitled “Narrative Description of the Business — Risks of the Business” in the Annual Information Form of the Company dated March 24, 2005. Although Peru Copper has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Peru Copper does not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws.